Exhibit 99.1

PRESS RELEASE

WHITESTONE REIT IS POSITIONED TO WEATHER ECONOMIC STORM
AND PAY FOR HURRICANE IKE DAMAGE; ANNOUNCES THIRD QUARTER DIVIDEND

Houston, TX, Sept. 30, 2008 … Whitestone REIT, which owns and manages 35 urban commercial properties in Texas and Arizona, today announced that the Board of Trustees has unanimously approved the third quarter dividend of $0.1125 per share to be paid in three installments of $0.0375 on or about October 1st, November 1st and December 1st. This amounts to a $0.0375 reduction from the prior quarter’s dividend of $0.15 per share.

The Board resolution also instituted a suspension on all salary increases and bonuses to management at the Assistant Vice President level and above.

James C. Mastandrea, Whitestone’s chairman and CEO, said, “We are making the tough business decisions needed to move the company forward, right-sizing Whitestone for the current market conditions. We will take advantage of the opportunities the current climate will create, and ultimately, achieve a publicly listed company.”

The Board determined that the reductions are necessary at this time for the following reasons:

Houston Property Damages from Hurricane Ike:
Hurricane Ike, an insurance referenced named event, has left its impact upon Whitestone’s high concentration of 31 properties in Houston. Some properties had minor to moderate harm, ranging from broken signage and uprooted landscaping; others had more significant issues, such as damaged roofing and exterior siding. The detailed analysis of the total cost of Hurricane Ike, after the insurance deductible, to be borne by the company is still being conducted.

Overall Softening in the Houston Economy:
The Houston market is beginning to experience a slowdown reflecting the national economy. For example, 99¢ Only Stores, a Whitestone tenant in Houston, occupying two large spaces totaling about 55,000 square feet, announced last week that it is closing all its Texas stores.

Eliminate the Past Practice of Distributing Dividends in Excess of Funds From Operations (FFO): Prior to the senior leadership team joining the company in late 2006, Whitestone had established a pattern since 2005 of making cash distributions in excess of its FFO and available cash flow, a practice generally avoided by listed REITs. This practice will now be discontinued. Whitestone desires to raise public equity capital and list its shares for trading on a national exchange when a window of opportunity opens.

Mastandrea concluded, “Whitestone is now positioned to take advantage of the deals likely to arise from the current economic distress. We must be financially disciplined and work hard, but we are confident of the company’s ability to capitalize on the opportunities we see ahead.”

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About Whitestone REIT
Whitestone REIT owns and operates urban infill commercial properties, providing employment centers and retail communities in Houston, Dallas, San Antonio and Scottsdale, Arizona. For more information go to www.whitestonereit.com.

Forward-Looking Statements
Statements included herein that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, which by their nature, involve known and unknown risks and uncertainties. The Company's actual results, performance or achievements could differ materially from those expressed or implied by these statements. Reference is made to the Company's regulatory filings with the Securities and Exchange Commission for information or factors that may impact the Company's performance.

Contact Whitestone REIT:

Richard Stern, Stern & Company
212.88.0044; richstern@sternco.com

Anne Gregory, Asst. VP Marketing & Investor Relations
713.827.9595 EXT 3013  agregory@whitestonereit.com

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